Exhibit 10.4.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(B)(4) AND 230.406. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND ARE MARKED ACCORDINGLY. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

AXOGEN

AMENDED AND RESTATED NERVE TISSUE PROCESSING AGREEMENT

“LIFENET HEALTH”	“AXOGEN”

LifeNet Health	AXOGEN CORPORATION
1864 Concert Drive	13859 Progress Blvd
Virginia Beach, VA 23453	Suite 100
Alachua, FL 32615

This Amended and Restated AXOGEN Nerve Tissue Processing Agreement (“Agreement”) consists of this signature page, the attached Terms and Conditions, and the Exhibits marked below. This Agreement authorizes LIFENET HEALTH to process human cadaveric tissue for AXOGEN. The term of this Agreement shall commence on the Effective Date and shall end as provided in the Terms and Conditions. For purposes of this Agreement, the “Effective Date” shall be the last date executed below. This Agreement becomes legally binding upon signature below by authorized representatives of the parties, and supersedes the AXOGEN Nerve Tissue Processing Agreement by and between the parties, dated November 16, 2007 (the “Original Agreement”).

Exhibits

                A — BATCH SCHEDULE

                B — FEE SCHEDULE

LIFENET HEALTH		AXOGEN

By:	/s/ Gordon Berkstresser	By:	/s/ Jamie M. Grooms

Title:	CFO	Title:	CEO

Date:	2-26-08	Date:	2/27/08

TERMS AND CONDITIONS

1.	PROCUREMENT

AXOGEN shall provide LIFENET HEALTH with aseptically procured human allograft nerve tissue from its donor sources, suitable for Processing (as defined below) by LIFENET HEALTH into Product, and distribution by AXOGEN for clinical implantation. The term “Product” means human nerve allografts based on AxoGen’s proprietary technology that meet Product Specifications (as defined below) and meet applicable federal, state and local regulations and in accordance with the Standards for Tissue Banking of the AATB. The term “aseptic procurement” means the procurement of nerve tissues under aseptic conditions using aseptic techniques.

2.	SERVICES

LIFENET HEALTH shall receive aseptically procured nerve tissues for processing in accordance with all applicable federal, state and local regulations and in accordance with the Standards for Tissue Banking of the AATB and, on a schedule agreed to in writing by the parties, manage, perform and document aseptic debriding, processing and packaging of aseptically procured nerve tissues in accordance with AXOGEN’s proprietary process (“Process” or the act of “Processing”). LifeNet Health will follow instructions and meet quality standards defined in AXOGEN created SOPs governing Processing and revised from time to time by AXOGEN and approved by LIFENET HEALTH on an ongoing basis and incorporated herein and in accordance with all applicable federal, state and local regulations and in accordance with the Standards for Tissue Banking of the AATB (the “Product Specifications”). LIFENET HEALTH shall not make any changes to the Process or Product Specifications without the prior written consent of AXOGEN. LIFENET HEALTH shall provide routine sterilization of daily supplies. LIFENET HEALTH reserves the right to refuse to Process any donor or donor material that it, in its reasonable discretion, finds unacceptable.

3.	EQUIPMENT

AXOGEN shall supply LIFENET HEALTH with all processing reagents and equipment (“Equipment”) necessary to Process each nerve tissue, excluding freezers, refrigerators, sealers (to be maintained by LIFENET HEALTH) and various disposable supplies such as sterile gowns, sleeves, gloves, table covers, and various cleaning supplies, which shall be supplied by LIFENET HEALTH. AXOGEN shall own all the Equipment. LIFENET HEALTH shall assist AXOGEN in making any UCC or other filings necessary to secure and evidence AXOGEN’s ownership of such Equipment as and when requested by AXOGEN. AXOGEN shall also supply the necessary calibration and preventative maintenance documents required for all Equipment purchased for LIFENET HEALTH. LIFENET HEALTH will work with AXOGEN to perform the necessary Equipment calibrations and preventative maintenance. LIFENET HEALTH shall (i) use the Equipment only for the purposes authorized by AXOGEN, (ii) restrict access to and use of the Equipment to those individuals for whom such access and use is required to conduct activities on behalf of AXOGEN and (iii) deliver the Equipment to AXOGEN or its designee on the earlier of the termination or expiration of this Agreement, or as otherwise requested by AXOGEN. In the event that any item of Equipment under LIFENET HEALTH’s control becomes damaged or rendered unusable due to negligence, LIFENET HEALTH shall replace or repair such Equipment at its own expense, with AXOGEN’S prior written approval.

4.	DOCUMENTATION AND RECORD MAINTENANCE

AXOGEN shall provide LIFENET HEALTH with documentation of the suitability of the nerve tissue donors. This documentation shall include a copy of AXOGEN’S Medical Director release of donor nerve tissue, which shall include AXOGEN’S Medical Director confirmation of negative/nonreactive results of all required serologicals testing, acceptable pre-Processing bacteriologic culture results of donor nerve tissue, acceptable results of any or all laboratory analyses and medical information, and acceptable review of donor consent form in accordance with local regulations. AXOGEN expressly warrants to its knowledge the validity, accuracy and completeness of the information included in the documentation provided to LIFENET HEALTH.

LIFENET HEALTH shall maintain appropriate records to document all aspects of Processing and training of LIFENET HEALTH employees, and provide copies of such Processing records to AXOGEN.

LIFENET HEALTH shall also maintain adequate records to document disposition of all materials received from AXOGEN, whether returned to AXOGEN or discarded.

AXOGEN is responsible for the review of all documentation and the final release of nerve tissue grafts Processed for AXOGEN by LIFENET HEALTH.

5.	NOTICE OF UNSUITABILITY OR COMPLAINTS

LIFENET HEALTH shall notify AXOGEN of problems with any nerve tissue provided for Processing, and consult with and follow instructions from AXOGEN as to the disposition of such nerve tissue. AXOGEN and LIFENET HEALTH will immediately notify the other regarding any adverse events or complaints regarding Product.

AXOGEN shall have the right to reject any Product supplied that does not meet the Product Specifications (“Nonconforming Product”) by delivering written notice of such Nonconforming Product within a reasonable time frame agreed by the parties. If such Nonconforming Product is (a) caused by the negligence or misconduct of LIFENET HEALTH or (b) failure of LIFENET HEALTH to follow AXOGEN’s Processing standards or applicable laws, LIFENET HEALTH shall reduce proportionally the fee per batch; for example, if ten percent (10%) of the batch was determined to be Nonconforming Product, if as a result of either 5(a) or 5(b), the fee per batch would be reduced by ten percent (10%). A batch is equal to one donor.

6.	MINIMUMS

AXOGEN shall provide a minimum number of donors for Processing, and LIFENET HEALTH shall Process such minimum number of donors in each 12-month period beginning upon the effective date of the debridement processing arrangement between AXOGEN and LIFENET HEALTH, in accordance with the batch schedule provided in Appendix A and as the same may be amended by the parties in writing from time to time. In the event LIFENET HEALTH receives less than the number of donors provided for in a given period as contained in Appendix A, a minimum charge equal to the amount determined by subtracting the amount of donors provided from such minimum number of donors, multiplied by the fee in Appendix B, shall constitute the minimum fee due to LIFENET HEALTH for such

LIFENET HEALTH Initials and Date: GB 2/26/08	AXOGEN Initials and Date: JMG 2/27/08

period. LIFENET HEALTH shall notify AXOGEN in writing 180 days in advance if it will not be able to

Process on the schedule agreed by the parties. In such case, the minimums for that 12-month period will not apply.

7.	SHIPPING

AXOGEN shall ship nerve tissue to LIFENET HEALTH for Processing in the manner agreed to by the parties and in accordance with all applicable state, federal, local or transportation carrier rules and regulations.

LIFENET HEALTH shall package all Product in a manner specified by AXOGEN in AXOGEN created SOPs governing packaging and revised from time to time by AXOGEN and LIFENET HEALTH on an ongoing basis and incorporated herein and in accordance with all applicable federal, state and local regulations and in accordance with the Standards for Tissue Banking of the AATB. LIFENET HEALTH shall return all Product to AXOGEN in a manner that complies with all transportation carrier, federal, state, and local regulations, and in a manner specified by AXOGEN in AXOGEN created SOPs governing shipping and revised from time to time by AXOGEN and LIFENET HEALTH.

LIFENET HEALTH shall not be responsible for any financial losses of AXOGEN for nerve tissue or Product that is lost, damaged or otherwise rendered useless in transit (to LIFENET HEALTH or from LIFENET HEALTH) except where such loss is due to the negligence or willful misconduct of LIFENET HEALTH.

8.	BILLING

AXOGEN shall pay all invoices for services rendered by LIFENET HEALTH within 30 days of the date on each invoice. LIFENET HEALTH shall have the right to impose a charge of 1 1/2% per month on the undisputed unpaid balance of any past due amount owed by AXOGEN and the right to refuse to respond to future requests issued by AXOGEN until all such undisputed past due amounts have been paid in full.

9.	FEES

AXOGEN shall pay for Processing services in accordance with the fee schedule provided in Appendix B.

AXOGEN is responsible for all shipping fees to and from LIFENET HEALTH and accordingly, shall provide LIFENET HEALTH with its transportation carrier account number. LIFENET HEALTH will direct transportation carrier to insure shipments of Product as specified by AXOGEN.

10.	LIMITATIONS

LIFENET HEALTH does not guarantee or warrant the performance of services under this Agreement except as provided in this Section 10 and Section 11. LIFENET HEALTH shall not be responsible for any loss or damage arising out of defective performance of services unless attributable to LIFENET HEALTH’S negligence or willful misconduct. LIFENET HEALTH shall not be liable for any indirect, incidental, consequential or special damages resulting to AXOGEN from the operation of this Agreement except in respect of a breach of Section 12 herein.

LIFENET HEALTH shall make its best efforts to maximize the amount and/or type of nerve tissue grafts that can or will be used for Processing from a single nerve tissue donor based on AXOGEN Specifications. Except as defined in this Agreement in regards to the stipulations of Nonconforming Product in Section 5, LIFENET HEALTH shall not be liable or responsible to AXOGEN, its customers, or patients for being unable to perform any services in the manner requested or at the time specified, but shall use its best efforts to achieve complete services in the time requested by AXOGEN.

11.	STANDARDS

LIFENET HEALTH and AXOGEN will comply with all applicable standards of procedure and operation required by the AATB and all applicable federal and state regulatory requirements throughout the term of this Agreement. LIFENET HEALTH will update its federal and state registrations/licenses to include the processing of nerve tissue. The warranties in Section 10 and Section 11 are LIFENET HEALTH’S only warranties with respect to the provision of Processing services and Product, and they are exclusive and in lieu of all other warranties whether oral or written.

12.	CONFIDENTIAL INFORMATION

Neither party (“Receiving Party”) shall use in any way other than as required for the proper performance of its obligations under this Agreement and shall not disclose to any third party any information given to it by the other party (“Disclosing Party”) or otherwise acquired by a Receiving Party relating to the Disclosing Party’s nerve tissue grafts, processes (and in the case of AXOGEN as the Disclosing Party, including but not limited to the Process), plans, records, techniques, procedures, customers, trade secrets or general business operations. Any information that a Receiving Party legally possessed prior to disclosure to it by the Disclosing Party’s representative, which is lawfully published or which otherwise lawfully becomes a part of general knowledge from sources other than Receiving Party shall not be subject to the restrictions of this Section 12. The obligations under this Section 12 shall survive any expiration or termination of this Agreement. In addition to the forgoing terms of this Section 12, all information disclosed by the Disclosing Party to the Receiving Party in advance of the Effective Date pursuant to the Confidentiality Agreement (the “CDA”) by and between AXOGEN and LIFENET HEALTH, dated September 20, 2007, or the Original Agreement is hereby subject to this Agreement, including, without limitation, this Section 12. All information generated by LIFENET HEALTH in performing the services hereunder or related to the Process shall be the information of AXOGEN subject to the confidentiality and nonuse obligations herein.

13.	INTELLECTUAL PROPERTY

LIFENET HEALTH acknowledges and agrees that AXOGEN’S Process and all methods, practices and works related thereto, whether or not patentable, and any applicable patents relating thereto or arising therefrom, are intellectual property owned solely by AXOGEN (“AXOGEN Intellectual Property”). In the event that during the term of this AGREEMENT, an employee(s), or contract worker(s) of LIFENET HEALTH alone conceives of an improvement, invention or discovery solely relating to LIFENET HEALTH proprietary technology, such improvement, invention, or discovery, and any corresponding proprietary rights throughout the world (“LIFENET Technology”), shall be the property of LIFENET HEALTH. AXOGEN shall have a royalty free, non-exclusive right to practice and use any such LIFENET HEALTH Technology as it pertains to Processing whether or not covered by any claim of any patent that may issue under the terms of this Article VII. In the event that during the term of this AGREEMENT, an employee(s), and/or contract worker(s) of LIFENET HEALTH or AXOGEN or both jointly conceive of an improvement, invention or discovery, and any corresponding proprietary rights throughout the world, other than LIFENET HEALTH Technology (a) relating to AXOGEN Intellectual Property or (b) during the performance of the services hereunder (“AXOGEN Technology”), such AXOGEN Technology shall be the property of AXOGEN. LIFENET HEALTH shall have no right to use the AXOGEN Intellectual Property and AXOGEN Technology except in its performance of this Agreement. LIFENET HEALTH shall, and shall cause LIFENET HEALTH personnel to, keep appropriate records of the work done pursuant to this Agreement, including

LIFENET HEALTH Initials and Date: GB 2/26/08	AXOGEN Initials and Date: JMG 2/27/08

laboratory notebooks or batch records, sufficient to properly document the results of such work and otherwise sufficient to determine identity and dates of inventorship of any new AXOGEN Intellectual Property or AXOGEN Technology; and shall make such records available to AXOGEN upon reasonable notice during LIFENET HEALTH normal business hours.

14.	PUBLICATION

No announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter herein, or either party’s performance hereunder (collectively, a “Publication”) will be made by a party without the other party’s prior written approval whether during or after the termination of this Agreement, except as required by law. Each party agrees to submit each Publication it proposes to make to the other party for purposes of such other party’s review, comment and approval. Each party further agrees to respond as promptly as reasonably practicable and likewise agrees that it will not unreasonably withhold approval of such Publication. The parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.

15.	INDEMNIFICATION

AXOGEN shall indemnify and hold harmless LIFENET HEALTH, its agents, its officers, trustees and employees from and against all third party claims, damages, suits, liabilities, costs, charges, demands, losses and other expenses (including, but not limited to, attorneys’ fees) attributable to bodily injury, sickness, disease or death or to injury or destruction of tangible property (“Losses”) arising out of or resulting in whole or in part from any act or omission of AXOGEN, its employees or any other party acting under AXOGEN’S supervision or control, provided, however, that the foregoing indemnification obligations shall not apply to the extent that such Losses are caused by action or omission to act of LIFENET HEALTH for which LIFENET HEALTH is required to indemnify AXOGEN under the paragraph below.

LIFENET HEALTH shall indemnify and hold harmless AXOGEN, its agents, its officers, trustees and employees from and against all Losses arising out of LIFENET HEALTH’S failure to perform in accordance with its obligations under the terms of this Agreement or the negligence or willful misconduct of LIFENET HEALTH.

16.	LIABILITY INSURANCE

Each party shall each maintain in force during the term of this Agreement professional liability insurance coverage under a policy or policies issued by a carrier satisfactory to the other party with minimum limits of five million United States dollars ($5,000,000 U.S.), and no more than a fifty thousand United State dollars ($50,000 U.S.) deductible. Each party shall provide the other with a certificate(s) of insurance suitable to the other party which state that the above required coverage is in full force and effect and will remain in effect throughout the term of this Agreement unless the carrier provides not less than sixty (60) days prior written notice of expiration or cancellation to both the insured party and the party to whom such certificate is issued.

17.	FORCE MAJEURE

Performance under this Agreement may be delayed by a party, and the other party shall not be held in breach of any of its obligations under this Agreement or be liable for damages resulting from such delay if such delay is due to acts of God, acts of civil or military authority, fires, floods, labor troubles, unavailability of transportation, epidemics, war or riot.

18.	TERM AND TERMINATION

This Agreement shall be effective as of the Effective Date and shall remain in effect for twenty-four (24) months. Following the initial term of twenty-four (24) months, this Agreement shall automatically renew for additional terms of one (1) year unless written notice of termination is received by one party from the other party at least one hundred eighty (180) days prior to any such automatic renewal.

Either party may terminate this Agreement, in the event the other party has committed a material breach by giving the alleged breaching party 60 days to cure the breach. This Agreement is subject to immediate termination for failure to maintain the required insurance coverage under Section 15 or for becoming insolvent or filing bankruptcy.

Termination shall not release or affect, and this Agreement shall remain fully operative as to, any obligations or liabilities incurred by AXOGEN prior to the effective date of such termination; provided that all indebtedness of AXOGEN to LIFENET HEALTH of any kind shall become immediately due and payable on the effective date of termination, and LIFENET HEALTH may deduct from any sums its owes to AXOGEN any sums owed by AXOGEN to LIFENET HEALTH.

Termination of this Agreement shall not terminate any provision of this Agreement intended to survive termination, including but not limited to Sections 10 and 12.

19.	MISCELLANEOUS

A.	This Agreement and the Appendices attached hereto constitute the entire agreement between the parties and supersedes any and all other oral or written agreements or understandings regarding this arrangement, including, without limitation, the Original Agreement. This Agreement may not be amended except by a written document signed by both parties.

B.	All notices required or desired to be given under this Agreement shall be deemed delivered when deposited in U.S. Certified Mail, return receipt requested, postage prepaid, addressed to the recipient at the address indicated in the signature page of this Agreement or at such other address as the recipient may hereafter provide to the other party hereto. Any such notice shall be deemed to be delivered two (2) days after such notification is deposited in the U.S. Mail, certified, postage prepaid, or upon the hand delivery of such notice, as the case may be.

C.	Each party shall, as and when required by the other party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

D.	This Agreement and the performance of any services hereunder shall be governed by and construed in accordance with the laws of the State of Delaware excluding its conflict of laws provisions.

E.	Neither Party shall assign nor transfer this Agreement or any interest, right or obligation hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

F.	All agreements and covenants of this Agreement are severable, and if any are declared invalid by a competent court, this Agreement shall be interpreted as if the invalid agreement or covenant were not contained in this Agreement, and all remaining covenants and provisions of this Agreement shall remain in full force and effect.

G.	Neither party shall be deemed the drafter of this Agreement and the interpretation of any ambiguity construed in this Agreement will not be affected by claims that a particular party drafted any portion hereof.

H.	The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

END OF TERMS AND CONDITIONS

LIFENET HEALTH Initials and Date: GB 2/26/08	AXOGEN Initials and Date: JMG 2/27/08

APPENDIX A

BATCH SCHEDULE

[**]

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

LIFENET HEALTH Initials and Date: GB 2/26/08	AXOGEN Initials and Date: JMG 2/27/08

APPENDIX B

FEE SCHEDULE

1)	The fee for providing services to Process nerve tissue into Product according to AXOGEN Specifications, but not including [**], will be determined on [**].

Upon successful implementation of a revised AXOGEN SOP for a process improvement that materially reduces [**], the base fee will be reduced [**].

Any process changes involving material changes in technical methods, supplies, equipment or product quality requirements will be subject to mutually agreed upon incremental adjustments.

2)	[**].

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

LIFENET HEALTH Initials and Date: GB 2/26/08	AXOGEN Initials and Date: JMG 2/27/08

APPENDIX C

CONFIDENTIALITY AGREEMENT

[See Attached]

LIFENET HEALTH Initials and Date: GB 2/26/08	AXOGEN Initials and Date: JMG 2/27/08